INTERVEST BANCSHARES CORPORATION

ONE ROCKEFELLER PLAZA/NEW YORK, N.Y. 10020-2002

TEL: (212) 218-2800 / FAX: (212) 218-2808

NEWS FOR RELEASE UPON RECEIPT

(January 16, 2014)

INTERVEST BANCSHARES CORPORATION

Reports 2013 Fourth Quarter Earnings of $4.2 Million or $0.19 per share and Full Year 2013 Earnings of $13.4 Million or $0.61 per share

Intervest Bancshares Corporation (IBC) (NASDAQ-GS: IBCA), parent company of Intervest National Bank (INB), today announced that its earnings for the fourth quarter of 2013 (Q4-13) increased 37% to $4.2 million, or $0.19 per share, from $3.1 million, or $0.14 per share, for the fourth quarter of 2012 (Q4-12). Net earnings for the full year 2013 increased 29% to $13.4 million, or $0.61 per share, from $10.4 million, or $0.48 per share, for 2012.

Since 1993, Intervest has been primarily engaged in commercial and multifamily real estate mortgage lending with an emphasis on cash flowing properties located on the East Coast of the U.S. Its lending operation is highly personalized and targeted to provide customized financing solutions for real estate acquisitions and operations. Intervest does not make construction or land development loans or single family home loans.

Financial Operating Highlights

•	Net interest income increased to $10.1 million in Q4-13, from $9.7 million in Q4-12, reflecting a higher net interest margin. For 2013, net interest income decreased to $36.5 million from $39.2 million in 2012, reflecting a smaller average balance sheet. The net interest margin improved to 2.57% in Q4-13 from 2.47% in Q4-12, and to 2.39% for 2013 from 2.29% for 2012.

•	The provision for loan losses increased to $1.0 million in Q4-13 from no provision in Q4-12, reflecting primarily the impact of $27 million of net loan growth and the downgrade of one performing loan (of $7.8 million) to substandard in Q4-13. For 2013, a net credit of $0.5 million was recorded compared to no provision in 2012.The credit was primarily a function of $2.2 million of cash recoveries of prior charge offs exceeding current chargeoffs of $1.9 million and an improvement in the qualitative factors used in the determination of the allowance for loan losses.

•	Noninterest income increased to $2.6 million in Q4-13 from $2.5 million in Q4-12 due to a $1.5 million gain from the sale of impaired investment securities (TRUPs) and a $0.4 million decrease in security impairment charges, mostly offset by a $1.7 million decrease in loan prepayment income. For 2013, noninterest income decreased to $4.9 million from $6.2 million in 2012, primarily due to $2.5 million of lower prepayment income, partially offset by the gain from the sale of TRUPs.

•	The provision for real estate losses decreased to $0.1 million in Q4-13 from $1.1 million in Q4-12, and to $1.1 million in 2013 from $4.1 million in 2012, reflecting fewer write-downs in the carrying value of real estate owned through foreclosure (REO).

•	Real estate expenses, net of rental and other income, totaled $0.3 million in Q4-13, unchanged from Q4-12. For 2013, REO activities produced net income of $0.8 million compared to $2.1 million of net expenses in 2012, largely due to $0.9 million of net gains from sales of REO and $1.6 million of cash recoveries of expenses associated with previously owned properties.

•	Operating expenses decreased to $3.6 million in Q4-13 from $4.2 million in Q4-12, and to $15.6 million in 2013 from $16.7 million in 2012, primarily due to decreases in FDIC insurance expense, professional fees and stock compensation expense.

•	Our efficiency ratio (which measures our ability to control expenses as a percentage of revenues) improved to 29% in Q4-13 from 35% in Q4-12.

•	Income tax expense increased to $3.5 million in Q4-13 from $3.0 million in Q4-12, and to $11.7 million in 2013 from $10.3 million in 2012, reflecting higher pre-tax income.

•	Preferred dividend requirements decreased to none in Q4-13 from $0.5 million in Q4-12, and to $1.1 million in 2013 from $1.8 million in 2012, reflecting the repurchase of TARP preferred stock during June and August of 2013.

Financial Condition Highlights

•	Assets totaled $1.57 billion at December 31, 2013 compared to $1.67 billion at December 31, 2012, reflecting decreases of $60 million in security investments and $36 million in cash and short-term investments.

•	Loans outstanding increased by $20 million and totaled $1.13 billion at December 31, 2013, compared to $1.11 billion at December 31, 2012. Loan originations increased to $303 million in 2013 from $242 million in 2012. Loan repayments increased to $279 million in 2013 from $249 million in 2012.

•	Nonaccrual loans decreased to $35.9 million at December 31, 2013 from $45.9 million at December 31, 2012, and included restructured loans (TDRs) of $33.2 million and $36.3 million, respectively. All the TDRs were current and have performed in accordance with their restructured terms. The TDRs had a weighted-average yield of 4.56% at December 31, 2013.

•	The allowance for loan losses was $27.8 million, or 2.47% of total loans, at December 31, 2013, compared to $28.1 million, or 2.54%, at December 31, 2012. The allowance included specific reserves for impaired loans at each date (totaling $6.1 million and $5.9 million, respectively). Impaired loans (which include all nonaccrual loans and TDRs) totaled $57.2 million at December 31, 2013, compared to $66.0 million at December 31, 2012.

•	Securities held to maturity decreased to $384 million at December 31, 2013 from $444 million at December 31, 2012, due to calls exceeding new purchases.

•	REO decreased to $10.6 million at December 31, 2013 from $15.9 million at December 31, 2012, reflecting $7.2 million of sales and $1.1 million of write-downs in carrying value, partially offset by the addition of one property for $3.0 million.

•	Deposits decreased to $1.28 billion at December 31, 2013 from $1.36 billion at December 31, 2012, reflecting net deposit outflow for the year.

•	Borrowed funds and related accrued interest payable decreased to a total of $57.6 million at December 31, 2013 from $62.9 million at December 31, 2012, reflecting the payment of accrued interest on outstanding debentures.

•	Stockholders’ equity decreased to $197 million at December 31, 2013 from $211 million at December 31, 2012, reflecting primarily the repurchase of $25 million of TARP preferred stock and payment of $5.1 million of accumulated preferred dividends, partially offset by earnings (before preferred dividend requirements) of $14.5 million.

•	INB was well-capitalized at December 31, 2013 with regulatory capital ratios as follows: Tier One Leverage - 15.23%; Tier One Risk-Based - 19.65%; and Total Risk-Based Capital - 20.91%.

•	Book value per common share increased to $8.99 at December 31, 2013 from $8.44 at December 31, 2012.

The $0.4 million increase in quarterly net interest income was due to an improved net interest margin. The margin increased to 2.57% in Q4-13 from 2.47% in Q4-12, primarily due to a $98 million increase in net interest-earning assets (primarily from the deployment of cash on hand into new loans) and a 2 basis point increase in our interest rate spread. The higher spread reflected lower rates paid on deposits and the run-off of higher-cost CDs and borrowings, largely offset by payoffs of higher yielding loans and calls of security investments, coupled with the re-investment of a large portion of these cash inflows into new loans and securities at significantly lower market interest rates. Total average interest-earning assets in Q4-13 decreased slightly or by $0.8 million from Q4-12, reflecting a $21.5 million decrease in total securities and overnight investments, mostly offset by a $20.7 million increase in loans. At the same time, average deposits and borrowed funds decreased by $97 million and $2 million, respectively, while average stockholders’ equity decreased by $16 million (due to the repurchase of preferred stock). Overall, our average cost of funds decreased by 46 basis points to 1.76% in Q4-13 from 2.22% in Q4-12, while our average yield on earning assets decreased by 44 basis points to 4.10% in Q4-13 from 4.54% in Q4-12.

The $2.7 million decrease in year over year net interest income was due to a smaller average balance sheet, partially offset by a higher net interest margin. In 2013, total average interest-earning assets decreased by $187 million from 2012 (reflecting decreases of $57 million in loans and $130 million in total securities and overnight investments) while average deposits and borrowed funds decreased by $223 million and $9 million, respectively. The net interest margin improved to 2.39% in 2013 from 2.29% in 2012, reflecting a 6 basis point improvement in our interest rate spread and a $44 million increase in net interest-earning assets. Overall, our average cost of funds decreased by 40 basis points to 2.00% in 2013 from 2.40% in 2012, while our average yield on earning assets decreased by 34 basis points to 4.17% in 2013 from 4.51% in 2012. The reasons for the changes in the average yield and cost of funds were the same as those for the quarterly variance.

The $60 million decrease in securities held to maturity was due to calls exceeding new purchases. At December 31, 2013, the HTM portfolio represented 24.5% of our total assets and was comprised of U.S. government agency debt ($306 million) and residential mortgage-backed pass-through securities ($78 million). The entire portfolio had a weighted-average expected yield, remaining life and contractual maturity of 1.11%, 3.3 years and 6.0 years, respectively. In December 2013, in advance of the requirements of the “Volcker Rule” of the Dodd-Frank Act, INB transferred to available for sale and subsequently sold all (or $2.6 million in carrying value) of its investments in corporate TRUPs (which were non-investment grade and other than temporarily impaired by varying degrees since 2008) for a net gain on sale of $1.5 million.

The $20 million increase in loans receivable reflected $302.7 million of new loans and $2.2 million of recoveries of prior charge offs, largely offset by $243.8 million of payoffs, $35.7 million of amortization, $1.9 million of chargeoffs and a $3.0 million transfer to REO. New originations were comprised of $204 million of commercial real estate loans, $59 million of multifamily loans and $36 million of loans secured by investor owned 1-4 family condominiums. New loans in 2013 had a weighted-average rate, term and loan-to-value ratio of 4.53%, 6.8 years and 60%, respectively, compared to 4.87%, 5.8 years and 56%, respectively, for new loans in 2012. Nearly all of the new loans in both periods had fixed interest rates. Loans paid off in 2013 and 2012 had a weighted-average rate of 5.85% and 6.15%, respectively. At December 31, 2013, the loan portfolio was comprised of 75% of loans secured by commercial real estate, 19% secured by multifamily properties and 6% by investor owned 1-4 family condominiums.

The $80 million decrease in deposits reflected a $55 million net decrease in CD accounts, of which $38 million were brokered CDs, and a $28 million decrease in money market accounts. At December 31, 2013, we had $91 million of brokered CDs outstanding with a weighted-average rate of 3.01%, of which $23 million (with a weighted-average rate of 4.76%) mature within one year.

As previously reported, in June 2013, IBC repurchased 6,250 shares of its Series A Preferred Stock (Preferred Stock) from the U.S. Treasury for $6.1 million, plus an additional $1.2 million in accrued and unpaid dividends, for a total of $7.3 million. In August 2013, IBC redeemed the remaining 18,750 shares of Preferred Stock (which were purchased from the U.S.Treasury by unrelated third parties) for the stated liquidation value of $1,000 per share. The total cost of redeeming these shares was $22.6 million, which included $3.9 million in accrued and unpaid dividends. All shares of Preferred Stock were cancelled and IBC no longer had any preferred stockholders as of August 31, 2013. The U.S. Treasury continues to hold a warrant to purchase 691,882 shares of IBC’s common stock at an exercise price of $5.42 per share.

For further information, contact: Lowell S. Dansker, Chairman; Phone 212-218-2800 Fax 212-218-2808

Intervest Bancshares Corporation (IBC) is a bank holding company. Its operating subsidiary is Intervest National Bank (INB), a nationally chartered commercial bank that has its headquarters and full-service banking office at One Rockefeller Plaza, in New York City, and a total of six full-service banking offices in Clearwater and Gulfport, Florida. IBC’s Common Stock is listed on the NASDAQ Global Select Market: Trading Symbol IBCA. This release may contain forward-looking information. Words such as “may,” “will,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “assume,” “indicate,” “continue,” “target,” “goal,” and similar words or expressions of the future are intended to identify forward-looking statements. Except for historical information, the matters discussed herein are subject to certain risks and uncertainties that may adversely affect our business, financial condition and results of operations. The following factors, among others, could cause actual results to differ materially from those set forth in forward looking statements: the regulatory agreement to which IBC is subject and any operating restrictions arising therefrom including availability of regulatory approvals or waivers; changes in economic conditions and real estate values both nationally and in our market areas; changes in our borrowing facilities, volume of loan originations and deposit flows; changes in the levels of our non-interest income and provisions for loan and real estate losses; changes in the composition and credit quality of our loan portfolio; legislative or regulatory changes, including increased expenses arising therefrom; changes in interest rates which may reduce our net interest margin and net interest income; increases in competition; technological changes which we may not be able to implement; changes in accounting or regulatory principles, policies or guidelines; changes in tax laws and our ability to utilize our deferred tax asset, including NOL and AMT carryforwards; and our ability to attract and retain key members of management. Reference is made to IBC’s filings with the SEC for further discussion of risks and uncertainties regarding our business. Forward looking statements speak only as of the date they are made. We undertake no obligation to publicly update or revise forward looking information, whether as a result of new, updated information, future events, or otherwise. Historical results are not necessarily indicative of our future prospects.

Selected Consolidated Financial Information Follows.

INTERVEST BANCSHARES CORPORATION

Selected Consolidated Financial Information

(Dollars in thousands, except per share amounts)		Quarter Ended		Year Ended
		December 31,		December 31,
Selected Operating Data:		2013	2012	2013	2012
Interest and dividend income		$16,120	$17,798	$63,616	$77,284
Interest expense		6,023	8,103	27,110	38,067

Net interest and dividend income		10,097	9,695	36,506	39,217
Provision (credit) for loan losses		950	—	(550)	—
Noninterest income		2,600	2,476	4,946	6,194
Noninterest expenses:
Provision for real estate losses		150	1,135	1,105	4,068
Real estate expenses (income), net		284	324	(836)	2,146
Operating expenses		3,630	4,195	15,584	16,668

Earnings before income taxes		7,683	6,517	26,149	22,529
Provision for income taxes		3,476	2,987	11,655	10,307

Net earnings before preferred dividend requirements		4,207	3,530	14,494	12,222
Preferred dividend requirements (1)		—	456	1,057	1,801

Net earnings available to common stockholders		$4,207	$3,074	$13,437	$10,421

Basic and diluted earnings per common share		$0.19	$0.14	$0.61	$0.48
Preferred cash dividends paid		—	—	$5,068	—
Average shares used for basic earnings per share		21,900,391	21,589,589	21,894,030	21,566,009
Average shares used for diluted earnings per share (2)		22,041,319	21,594,468	21,993,626	21,568,196
Common shares outstanding at end of period		21,918,623	21,589,589	21,918,623	21,589,589
Common stock options/warrants outstanding at end of period (2)		1,041,445	1,078,122	1,041,445	1,078,122
Yield on interest-earning assets		4.10%	4.54%	4.17%	4.51%
Cost of funds		1.76%	2.22%	2.00%	2.40%
Net interest margin (3)		2.57%	2.47%	2.39%	2.29%
Return on average assets (annualized)		1.06%	0.82%	0.90%	0.66%
Return on average common equity (annualized)		8.72%	7.67%	7.58%	6.82%
Effective income tax rate		45%	46%	45%	46%
Efficiency ratio (4)		29%	35%	38%	37%
Average loans outstanding		$1,133,017	$1,112,357	$1,092,229	$1,149,689
Average securities outstanding		415,858	437,604	423,558	555,777
Average short-term investments outstanding		10,648	10,350	10,972	8,273
Average assets outstanding		1,593,216	1,712,892	1,605,435	1,839,727
Average interest-bearing deposits outstanding		$1,298,646	$1,395,622	$1,299,998	$1,522,625
Average borrowings outstanding		57,873	59,452	56,997	65,789
Average stockholders’ equity		193,064	208,691	205,635	203,647

	At Dec 31,	At Sep 30,	At Jun 30,	At Mar 31,	At Dec 31,
Selected Financial Condition Information:	2013	2013	2013	2013	2012
Total assets	$1,567,796	$1,584,239	$1,596,639	$1,627,787	$1,665,792
Cash and short-term investments	24,700	30,253	86,977	83,945	60,395
Securities held to maturity	383,937	416,321	410,986	409,184	443,777
Loans, net of unearned fees	1,127,522	1,100,277	1,056,191	1,081,482	1,107,466
Allowance for loan losses	27,833	26,777	26,455	28,210	28,103
Allowance for loan losses/net loans	2.47%	2.43%	2.50%	2.61%	2.54%
Deposits	1,282,232	1,298,403	1,293,175	1,318,215	1,362,619
Borrowed funds and accrued interest payable	57,570	57,165	56,760	63,373	62,930
Preferred stockholder’s equity	—	—	18,620	24,720	24,624
Common stockholders’ equity	196,991	192,288	193,155	190,545	186,323
Common book value per share (5)	8.99	8.77	8.64	8.48	8.44
Loan chargeoffs for the quarter	$—	$—	$1,823	$115	$676
Loan recoveries for the quarter	106	72	818	1,222	397
Real estate chargeoffs for the quarter	256	4,171	—	—	1,124
Security impairment writedowns for the quarter	—	273	325	366	425
Nonaccrual loans (6)	$35,903	$39,517	$39,069	$40,931	$45,898
Real estate owned, net of valuation allowance	10,669	12,019	14,869	18,334	15,923
Investment securities on a cash basis	—	2,604	2,923	3,292	3,721
Accruing troubled debt restructured (TDR) loans (7)	13,429	11,381	11,464	13,906	20,076
Loans 90 days past due and still accruing (8)	4,087	18,403	5,285	5,916	4,391
Loans 60-89 days past due and still accruing	—	3,265	11,065	—	—
Loans 31-59 days past due and still accruing	2,642	—	—	12,998	15,497

(1)	Represents dividend requirements on cumulative preferred stock outstanding during the period plus amortization of related preferred stock discount.
(2)	Outstanding options/warrants to purchase 224,630 shares and 997,622 shares were not dilutive for the 2013 and 2012 periods, respectively.
(3)	Net interest margin is reported exclusive of income from loan prepayments, which is included as a component of noninterest income. Inclusive of such income, the margin would be 2.74%, 3.08%, 2.56% and 2.59%, respectively.
(4)	Represents operating expenses as a percentage of net interest and dividend income plus noninterest income.
(5)	Represents common stockholders’ equity less any preferred dividends in arrears (none at December 31 and September 30, 2013, $3.7 million at June 30, 2013, $4.6 million at March 31, 2013 and $4.2 million at December 31, 2012) divided by common shares outstanding.
(6)	Include performing TDRs maintained on nonaccrual status, or cash basis, of $33 million, $36 million, $36 million, $33 million and $36 million, respectively.
(7)	Represent loans whose terms have been modified mostly through the deferral of principal and/or a partial reduction in interest payments, or extension of maturity date. At December 31, 2013, all loans were performing and were yielding approximately 5% on a weighted average basis.
(8)	The amount at December 31, 2013 consisted of three loans that matured and as to which the borrowers were making monthly loan payments. The loans were in the process of being extended as of December 31, 2013.

INTERVEST BANCSHARES CORPORATION

Consolidated Financial Highlights

	At or For The Period Ended
($ in thousands, except per share amounts)	Year Ended Dec 31, 2013	Year Ended Dec 31, 2012	Year Ended Dec 31, 2011	Year Ended Dec 31, 2010	Year Ended Dec 31, 2009
Balance Sheet Highlights:
Total assets	$1,567,796	$1,665,792	$1,969,540	$2,070,868	$2,401,204
Cash and short-term investments	24,700	60,395	29,863	23,911	7,977
Securities held to maturity	383,937	443,777	700,444	614,335	634,856
Loans, net of unearned fees	1,127,522	1,107,466	1,163,790	1,337,326	1,686,164
Allowance for loan losses	27,833	28,103	30,415	34,840	32,640
Allowance for loan losses/net loans	2.47%	2.54%	2.61%	2.61%	1.94%
Deposits	1,282,232	1,362,619	1,662,024	1,766,083	2,029,984
Borrowed funds and accrued interest payable	57,570	62,930	78,606	84,676	118,552
Preferred stockholder’s equity	—	24,624	24,238	23,852	23,466
Common stockholders’ equity	196,991	186,323	173,293	162,108	190,588
Common book value per share (1)	8.99	8.44	8.07	7.61	23.04
Market price per common share	7.51	3.89	2.65	2.93	3.28
Asset Quality Highlights
Nonaccrual loans	$35,903	$45,898	$57,240	$52,923	$123,877
Real estate owned, net of valuation allowance	10,669	15,923	28,278	27,064	31,866
Investment securities on a cash basis	—	3,721	4,378	2,318	1,385
Accruing troubled debt restructured loans	13,429	20,076	9,030	3,632	97,311
Loans 90 days past due and still accruing (2)	4,087	4,391	1,925	7,481	6,800
Loans 31-89 days past due and still accruing	2,642	15,497	28,770	11,364	5,925
Loan chargeoffs	1,938	3,152	9,598	100,146	8,103
Loan recoveries	2,218	840	155	883	1,354
Real estate chargeoffs	4,427	4,766	—	15,614	—
Impairment writedowns on security investments	964	582	201	1,192	2,258
Statement of Operations Highlights:
Interest and dividend income	$63,616	$77,284	$92,837	$107,072	$123,598
Interest expense	27,110	38,067	50,540	62,692	81,000

Net interest and dividend income	36,506	39,217	42,297	44,380	42,598
(Credit) provision for loan losses	(550)	—	5,018	101,463	10,865
Noninterest income	4,946	6,194	4,308	2,110	297
Noninterest expenses:
Provision for real estate losses	1,105	4,068	3,349	15,509	2,275
Real estate (income) expenses, net	(836)	2,146	1,619	4,105	4,945
Operating expenses	15,584	16,668	15,861	19,069	19,864

Earnings (loss) before income taxes	26,149	22,529	20,758	(93,656)	4,946
Provision (benefit) for income taxes	11,655	10,307	9,512	(40,348)	1,816

Net earnings (loss) before preferred dividend requirements	14,494	12,222	11,246	(53,308)	3,130
Preferred dividend requirements	1,057	1,801	1,730	1,667	1,632

Net earnings (loss) available to common stockholders	$13,437	$10,421	$9,516	$(54,975)	$1,498

Basic earnings (loss) per common share	$0.61	$0.48	$0.45	$(4.95)	$0.18
Diluted earnings (loss) per common share	$0.61	$0.48	$0.45	$(4.95)	$0.18

Average common shares used to calculate:
Basic earnings (loss) per common share	21,894,030	21,566,009	21,126,187	11,101,196	8,270,812
Diluted earnings (loss) per common share	21,993,626	21,568,196	21,126,187	11,101,196	8,270,812
Common shares outstanding	21,918,623	21,589,589	21,125,289	21,126,489	8,270,812
Other ratios:
Net interest margin (3)	2.39%	2.29%	2.18%	2.11%	1.83%
Return on average assets	0.90%	0.66%	0.56%	–2.42%	0.13%
Return on average common equity	7.58%	6.82%	6.74%	–32.20%	1.65%
Effective income tax rate	45%	46%	46%	43%	37%
Efficiency ratio	38%	37%	34%	41%	46%

(1)	Represents common stockholders’ equity less any preferred dividends in arrears (none at December 31, 2013, $4.2 million at December 31, 2012, $2.8 million at December 31, 2011 and $1.4 million at December 31, 2010) divided by common shares outstanding.
(2)	The amount at December 31, 2013 consisted of three loans that matured and as to which the borrowers were making monthly loan payments. The loans were in the process of being extended as of December 31, 2013.
(3)	Net interest margin is reported exclusive of income from loan prepayments, which is included as a component of noninterest income. Inclusive of such income, the margin would be 2.56%, 2.59%, 2.31%, 2.17% and 1.89%, respectively.